August 11, 1994


Mr. Mark Nolan
The Fuji Bank, Limited
2 World Trade Center
New York, New York  10018

RE: CREDIT AGREEMENT BETWEEN THE INTERPUBLIC GROUP OF COMPANIES, INC. AND THE FUJI BANK, LIMITED

Dear Mark:

We are writing to you in connection with the Credit Agreement between The Interpublic Group of Companies, Inc. and The Fuji Bank, Limited dated September 30, 1992 and effective as of December 16, 1992. Section 2.13 of the Credit Agreement provides that the Borrower may request extension of the Commitment under the Agreement for an additional period of one year from the then current Termination Date.

We hereby request you to extend the Termination Date to September
30, 1996. If you are agreeable to our request, please so indicate by signing and returning the duplicate copy of this letter which we have enclosed herewith.

Thanks.

                                            Sincerely,


                                            ALAN M. FORSTER
                                            ALAN M. FORSTER


ACCEPTED & AGREED:
THE FUJI BANK, LIMITED


By: MICHAEL IMPERIALE
    MICHAEL IMPERIALE
Date: 8/31/94


cc:  Mr. Kenneth E. Dutcher
     Ms. Barbara S. Gmora
     Ms. Marti M. Spears

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